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                                  EXHIBIT 4.18

                              EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made and entered into this 1st day of January, 2004, by and between STEVEN LUBBERS of 6721 Lincoln Road, Bradenton, Florida 34203, herein referred to as "Employee" and CONSOLIDATED RESOURCE RECOVERY, INC., a Delaware corporation having a place of business at 3025 Whitfield Avenue, Sarasota, Florida, hereinafter referred to as "Company."

                              W I T N E S S E T H:

        WHEREAS, Company is engaged in the business of wood waste and biomass recovery and recycling and desires to achieve the highest level of efficiency and service to its customers while protecting and preserving its trade secrets and confidential business information; and

        WHEREAS, Employee desires to enter the employment of, or maintain employment with Company; and

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

1. Representations and Warranties. The Employee hereby represents and warrants to Company that he or she (i) is not subject to any written non-solicitation or non-competition agreement affecting his or her employment with Company (other than any prior agreement with Company),
        (ii) is not subject to any written confidentiality or non-use/non-disclosure agreement affecting his or her employment with Company (other than any prior agreement with Company), and (iii) has brought to Company no trade secrets, confidential business information, documents or other personal property of a prior employer.

2. Employment. Company hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions set forth in the Agreement.

3. Term. This Agreement shall begin on January 1, 2004, and shall be terminable at will by either signatory in accordance with the provisions of Paragraph 13 of this Agreement.

4. Probationary Period. It is agreed by the parties that Employee's employment shall be subject to an initial probationary period of ninety
        (90) calendar days, and the parties understand that should Employee be discharged for unsatisfactory performance during such initial probationary period, as provided in Section 443.131, Florida Statutes, Company will not be liable for any unemployment compensation benefits. This provision shall not apply to Employee if Employee has previously completed a

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        Probationary Period during the uninterrupted term of Employee's employment with Company.

5. Compensation. During the term of this Agreement, Company shall pay to the Employee a salary of $10,000.00 per month for any and all services of every nature rendered and to be rendered by the Employee in connection with his employment. The stated salary may be modified from time to time in the sole discretion of Company without amendment to this Agreement. In addition, Company in its sole discretion may pay the Employee one (1) or more bonuses at such times as Company may deem advisable; the payment and the amount of such bonus or bonuses (if any) shall be determined by Company in its sole discretion.

6. Duties. The Employee is engaged as the Vice President of Operations of Company and shall have such other duties as may from time to time be assigned to him/her by the Board of Directors or by the management of Company. No change in Employee's duties or position with Company shall affect in any way his/her obligations under this Agreement, and termination of employment, whether initiated by the Employee or Company shall not release the Employee from his/her obligations hereunder.

7. Extent of Service. The Employee shall devote his entire working time, energy, and attention exclusively to his duties in connection with Company.

8. Expenses. Company and the Employee recognize that, in the course of performing his/her duties for Company, the Employee may incur expenses for such items as entertainment, travel, lodging, and the like. The Employee shall be entitled to reimbursement for all reasonable expenses so incurred by him in the performance of his duties for Company upon prior approval by the management of Company. No such reimbursement under this paragraph shall be made unless and until the Employee shall provide Company with an appropriate receipt or such other document as may be reasonably required by Company and/or the Internal Revenue Service.

9. Vacations. The Employee may earn a maximum of 160 hours (4 weeks) paid vacation each fiscal year, at times most convenient to the business of Company. In addition, the Employee may have such other holidays as determined by the President of Company. The Employee shall not be permitted to accrue vacation time above 180 hours.

10. Stock Options. Subject to approval by applicable Regulatory Authorities of Canada, the Employee shall be granted stock options in the common stock of Consolidated in the total amount of 60,000 shares, vesting at the rate of 20,000 shares per year on December 31, 2004, 2005, and 2006. The option price shall be set by Canadian regulatory authorities. The Employee must be employed by the Company on each vesting date of this Agreement for the annual allotment of 20,000 shares, to vest. No partial vesting shall be allowed.

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        In the event of the sale of the Company during the term of this
        Agreement, the date of such sale shall be treated as a vesting date for purposes of all then remaining stock options available to the Employee under this Paragraph 10.

11. Automobile Allowance. The Employee shall be paid $750.00 per month to be used for his automobile expenses in connection with his employment hereunder.

12. Death During Employment. If the Employee dies during the term of his employment, Company shall pay to the estate of the Employee (i) that prorated portion of his monthly salary, and (ii) the value of all earned (but unused) vacation days and personal days as may have accrued, and Company shall have no further financial obligations to the Employee or to his estate.

13.     Termination of Employment.

        a. Company may, without cause, terminate the Employee's employment upon written notice to the Employee, such notice to be effective seven (7) calendar days after receipt by the Employee.

        b. Notwithstanding Paragraph 13(a) above, in the event of a change in control of ownership or management of the Company, if Employee is terminated without cause by such new ownership or management, within 365 days of such change of control, the Employee shall be paid 12 months then current salary from the effective date of the termination, said payment to be made over the course of such 12 months period on the Company's normal paydays.

        c. Company may, for cause, terminate the Employee's employment upon written notice to the Employee, such notice to be effective immediately upon receipt by the Employee. "Cause" includes, but is not limited to, material breach of any provision of this "Employment Agreement," theft or misappropriation of business assets of Company or of any existing or prospective customer of Company, poor or inadequate work performance, excessive tardiness, or other conduct detrimental to the business of Company.

        d. The Employee may, with or without cause, terminate his or her employment upon written notice to Company, such notice to be effective fourteen (14) calendar days after receipt by Company.

        e. Within ten (10) days after the termination of his or her employment for any reason, the Employee shall (i) return to Company's offices in Sarasota, Florida, and (ii) participate in an exit interview. The Employee's failure to comply with the requirements of this Paragraph 13 shall constitute a material breach of this Agreement.

14. Restrictive Covenants. During employment with Company and for a period of eighteen (18) months immediately following termination of employment for any reason

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        whatsoever, the Employee shall not, directly or indirectly, either as an individual on his or her own account or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director, or stockholder or otherwise:

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        a.      Engage in any business in the States of Florida and Georgia in competition with the business of Company (or any of its affiliated or related companies), as such business now exists or as it may exist at the time of termination;

        b. Hire or attempt to hire any person employed by Company (or any of its affiliated or related companies) as of the effective date of this Agreement or during the term of this Agreement, whether that employee is a full-time employee, part-time employee, or independent contractor or counsel, solicit or attempt to induce any such person to terminate his or her employment with Company;

        c. Provide goods or services to any Existing Customer or Prospective Customer of Company (or any of its affiliated or related companies) through an entity other than Company (or any of its affiliated or related companies) in competition with the business of Company (or any of its affiliated or related companies), as such business now exists or as it may exist at the time of termination. For the purpose of this Agreement, (i) "Existing Customers" shall mean any entity whether a corporation, partnership, limited liability company, joint venture, association, or other business organization, governmental entity or individual to which Company (or any of its affiliated or related companies) has, within the one (1) year immediately preceding the termination of Employee's employment, (A) agreed to provide goods or services, or (B) provided goods or services; and (ii) "Prospective Customer" shall mean any entity, whether a corporation, partnership, limited liability company, joint venture, association, or other business organization, governmental entity or individual to which Company (or any of its affiliated or related companies) has submitted within the one (1) year immediately preceding the termination of Employee's employment a documented oral or written proposal to provide goods or services.

        These Restrictive Covenants on the part of the Employee are given and made by the Employee to induce Company to employ the Employee in the position of trust and confidence described in Paragraph 6, above, and to enter into this Agreement with the Employee, and the Employee hereby acknowledges the sufficiency of the consideration for these Restrictive Covenants.

        These Restrictive Covenants shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of any Restrictive Covenant. Company has fully performed all obligations entitling it to the Restrictive Covenants, and the Restrictive Covenants therefore are not executory or otherwise subject to rejection under the Bankruptcy Code.

        Each of the Restrictive Covenants is a reasonable and necessary restraint of trade and does not violate the Sherman Anti-Trust Act, the Florida Anti-Trust Act, or the common law; each is supported by valid business interests, including the protection of Company's trade secrets and confidential business information and its substantial relationships with

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        employees, current customers and prospective customers, and the eighteen
        (18) month restriction on Employee is essential to the full protection of those valid business interests.

        If any portion of any Restrictive Covenant is found by a court of competent jurisdiction to be unreasonable, arbitrary or against public policy for any reason, that Restrictive Covenant shall be considered divisible as to the line of business, time, and geographic area; if a court of competent jurisdiction should determine the specified lines of business, the specified period, or the specified geographic area to be unreasonable, arbitrary, or against public policy for any reason, a narrower line of business, a lesser period, or a smaller geographic area that is determined to be reasonable, non-arbitrary and not against public policy for any reason, may be enforced by Company against the Employee.

15. Restrictive Covenants - Remedies. In the event of a breach by the Employee of any Restrictive Covenant set forth in Paragraph 14 , above, such a breach would irreparably injure Company and would leave Company with no adequate remedy at law. If legal proceedings should have to be brought by Company against the Employee to enforce any Restrictive covenant, Company shall be entitled to all available civil remedies, including without limitation:

        a. Preliminary and permanent injunctive relief restraining the Employee from violating, directly or indirectly, either as an individual on his or her own account or as a partner, joint venturer, employee, agent, salesperson, contractor, officer, director, or stockholder or otherwise, the restrictions of Paragraph 14 above;

        b.      Compensatory damages;

        c. Attorneys' fees in the trial and appellate courts, and litigation, including expert witness fees, deposition costs (appearance fees and transcript charges), injunction bond premiums, travel and lodging expenses, and all other reasonable costs and expenses.

        Nothing in this "Employment Agreement" shall be construed as prohibiting Company from pursuing any other legal or equitable remedies available to it for breach or threatened breach of any Restrictive Covenant.

        If the Employee violates any Restrictive Covenants, directly or indirectly, either as an individual on his own account or as a partner, joint venturer, employee, agent, salesperson, contractor, officer, director, or stockholder or otherwise, any and all sales made by the Employee (or the corporation, partnership, limited liability company, joint venture, association, or other business organization with which he or she is associated) in competition with Company shall be presumed to have been made by Company but for the violation of the Restrictive Covenant.

        Should legal proceedings have to be brought by Company against the Employee to enforce any Restrictive Covenant, the period of restriction shall be deemed to begin running on the date of entry of an order granting Company preliminary injunctive relief

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        and shall continue uninterrupted for remainder of the period of restriction; the Employee acknowledges that the purposes and intended effects of the Restrictive Covenants would be frustrated by measuring the period of restriction from the date of termination of employment where the Employee failed to honor the Restrictive Covenant until directed to do so by court order.

16. Trade Secrets and Confidential Business Information. Employee shall not, whether while employed by Company or otherwise, disclose or use for the benefit of himself or any other person, partnership, firm, corporation, association or other legal entity, any of the trade secrets or confidential business information of Company. For the purpose of this Agreement, "trade secrets" of Company shall include but not be limited to any and all proprietary and technical information of Company in the nature of sales, pricing methods, operating systems, and associated procedures and systems, parts, information, programs, services, systems, inventions, and the like developed or employed by Company. For the purposes of this Agreement "confidential business information" of Company shall include any information other than trade secrets that is
        (i) of any value or significance to Company; and (ii) not generally known to competitors of Company nor intended by Company for general dissemination, including but not limited to any and all proprietary and technical information of Company in the nature of business operations, operating systems, and associating procedures and systems, parts, information, accounting and financial data, customer lists, current or potential suppliers/vendors, design systems, pricing and discounting practices, company market data, sources of supply, special programs relating to sales, project files, prospect reports, service, training, products and equipment, call books, territory printouts, radio frequencies, and information about Company itself and Company's executives, officers and directors.

17. Trade Secrets and Confidential Business or Technical Information - Remedies. If legal proceedings should have to be brought by Company against the Employee to enforce the confidentiality provisions of Paragraph 16 of this "Employment Agreement", Company shall be entitled to all of the civil remedies provided by Sections 688.001 et seq. and 812.035, Florida Statutes, including without limitation.

        a. Preliminary and permanent injunctive relief restraining the Employee from any unauthorized disclosure or use of any trade secrets or confidential business or technical information, in whole or in part, and from rendering any service to any person, corporation, partnership, limited liability company, joint venture, association, or other business organization to whom or to which such secrets or confidential information, in whole or in part, have been disclosed or are threatened to be disclosed;

        b.      Compensatory damages;

        c.      Exemplary damages;

        d.      Attorneys' fees in the trial and appellate courts; and

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        e.      Costs and expenses of investigation and litigation, including expert witness fees, deposition costs (appearance fees and transcript charges), injunction bond premiums, travel and lodging expenses, and charges, and all other reasonable costs and expenses.

        Nothing in this Agreement shall be construed as prohibiting Company from pursuing any other legal or equitable remedies available to it for breach or threatened breach of the provisions of Paragraph 16 of this Agreement, and the existence of any claim or cause of action of the Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the provisions of Paragraph 16 of this Agreement. Company has fully performed all obligations entitling it to the restrictions of Paragraph 16 of this Agreement, and those restrictions therefore are not executory or otherwise subject to rejection under the Bankruptcy Code.

18. Company Property, Employee Duty to Return. All Company products, customer correspondence, internal memoranda, photocopies of products and designs, sales brochures, price lists, vendor lists, advertising inquiry lead forms, lists of accounts receivable, lists of accounts payable, photographs of Company's products, sales literature, sales notebooks, and all other like information or products, now in the possession of the Employee or acquired by the Employee after signing this Agreement and while in the employment of Company, shall be the exclusive property of Company and shall be returned to Company at its Sarasota, Florida offices no later than the final day of employment with Company.

19. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, and designs (including all improvements) (i) conceived (whether or not actually conceived during regular business hours) or made by the Employee during the course of his Employment with Company, and for a period of six (6) months subsequent to the termination of his employment with Company, and (ii) related to the business of Company, shall be disclosed in writing promptly to Company and shall be the sole and exclusive property of Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed "related to the business of Company" if (i) it was made with Company equipment, supplies, facilities, or confidential information, (ii) results from work performed by the Employee for Company, or (iii) pertains to the current business or demonstrably anticipated research or development work of Company. The Employee shall cooperate with Company and its attorneys in the preparation of patent applications for such developments and shall assign all such inventions, ideas, processes, and designs to Company. The decision to file for patent protection or to maintain such development as a trade secret shall be in the sole discretion of Company, and the Employee shall be bound by such decision. The Employee shall provide, on the back of this Agreement a complete list of inventions, ideas, processes, and designs, if any, patented or unpatented, including a brief description, which the Employee made or conceived prior to his employment with Company and which therefore are excluded from the scope of this Agreement.

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20.     Consideration. The Employee expressly acknowledges and agrees that the execution by Company of this Agreement, and the obligations of Company under this Agreement, constitute full, adequate, and sufficient consideration to the Employee from Company for the duties, obligations, and covenants of the Employee under this Agreement, including, by way of illustration and not by way of limitation, the agreements, covenants, and obligations of the Employee under Paragraphs 14, 16, and 19 of this Agreement. Company expressly acknowledges and agrees similarly with respect to that consideration received by it from the Employee under this Agreement.

21. Indebtedness. If, during the course of the Employee's employment under this Agreement, the Employee becomes indebted to Company for any reason, Company may, if it so elects, set off any sum due Company from the Employee against any amounts it may owe to the Employee and collect from the Employee any remaining balance.

22. References. Company agrees that, upon termination of employment under this Agreement, it will furnish references in good faith to third parties, including prospective employers, regarding Employee. In consideration of Company's agreement to furnish such references, Employee releases Company from any and all claims and causes of action, including, but not limited to, any claims for defamation, and agrees to hold Company harmless from any claims made in relation thereto.

23. Training Expenses. Company shall pay for all reasonable training expenses incurred by the Employee while he/she is employed under this Agreement, so long as such expenses are submitted to the President of Company and approved by him in writing prior to being incurred.

24. Notices. Any and all notices shall be given pursuant to this Agreement; such notices shall be in writing, shall be either actually delivered or sent by United States mail, return receipt requested, and shall be addressed to the signatories at the addresses shown above or such other address as either party may provide the other during the term of this Agreement in the manner set forth herein.

25. Acknowledgments. The Employee hereby acknowledges that he/she has been provided with a copy of this Agreement for review prior to signing it, that he/she has been given the opportunity to have this Agreement reviewed by his/her own attorney prior to signing it, that he understands the purposes and effects of this Agreement, and that he/she has been given a signed copy of this Agreement for his own records.

26. Waiver. The waiver by Company of a breach or threatened breach of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee. The refusal or failure of Company to enforce the Restrictive Covenant of Paragraph 14 of this Agreement or the restrictions of Paragraph 14 (or any similar non-competition agreement) against any other employee, agent, or independent contractor, for any reason, shall not constitute a defense to the enforcement by Company of the Restrictive Covenant, nor shall it give rise to any claim or cause of action by such employee, agent, or independent contractor against Company.

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27.     Miscellaneous.

        a. Entire Agreement. This Agreement constitutes the entire agreement between its signatories pertaining to the subject matters of the Agreement, and it supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the signatories in connection with the subject matters of the Agreement. Except as otherwise herein provided, no covenant, representation, or condition not expressed in this Agreement, or in an amendment made and executed in accordance with the provisions of Paragraph 26.2, shall be binding upon the signatories or shall affect or be effective to interpret, change, or restrict the provisions of this Agreement.

        b. Amendments. No change, modification or termination of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed by all signatories to this Agreement.

        c. Governing Law; Venue. This Agreement shall be governed and construed in accordance with the statutory and decisional law of the State of Florida applicable to agreements made and to be performed entirely within Florida. The parties hereby consent to the jurisdiction and venue of the Circuit Court, Twelfth Judicial Circuit, Manatee County or Sarasota County, State of Florida, and venue of the United States District Court for the Middle District of Florida, in any legal action or proceeding brought to enforce, construe or interpret this Agreement. Each party to this Agreement hereby irrevocably submits to the jurisdiction of each such court in such action or proceeding.

        d. Separability. If any paragraph, subparagraph, or provision of this Agreement, or the application of such paragraph, subparagraph, or provision, is held invalid by a court of competent jurisdiction, the remainder of the Agreement, and the application of such paragraph, subparagraph or provision to persons or circumstances other than those with respect to which it is held invalid, shall not be affected.

        e. Headings and Captions. The title and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and they shall not be considered a part of this Agreement for purposes of interpreting or applying this Agreement; such titles or captions are not intended to define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its terms, provisions, representations, warranties, or conditions in any manner or way whatsoever.

        f. Gender and Number. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular or plural, as the identity of the person or entity of the persons or entities may require.

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        g.      Continuance of Agreement. The rights, responsibilities, and duties of the signatories to this Agreement, and the covenants and agreements contained in this Agreement, shall continue to bind the signatories shall continue in full force and effect until each and every obligation of the signatories pursuant to this Agreement (and any document or agreement incorporated hereby by reference) shall have been fully performed, and shall be binding upon the successors and assigns of the signatories. The obligations of the Employee under Paragraphs 14, 15, 16, 17, and 19 of this Agreement may be assigned by Company without authorization or consent of the Employee.

        IN WITNESS WHEREOF, the signatories have executed this Agreement the day and year first above written.

Witnesses as to Employee:

Mary Lee Tyson                                       "Steven Lubbers"
_____________________________                        ___________________________
Print name:                                          STEVEN LUBBERS, Employee

"Mary Lee Tyson"
_____________________________
Print name:

Witnesses as to Company:
                                                     CONSOLIDATED RESOURCE
                                                     RECOVERY, INC., "Company"

Mary Lee Tyson                                           "James E.H. Darby"
_____________________________                        By:________________________
Print name:

"Mary Lee Tyson"
_____________________________
Print name: